UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) – November 26, 2025

Plains All American Pipeline, L.P.

(Exact name of registrant as specified in its charter)

Delaware	1-14569	76-0582150
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

333 Clay Street, Suite 1600, Houston, Texas 77002

(Address of principal executive offices) (Zip Code)

713-646-4100

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Units	PAA	Nasdaq

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement.

The information contained in Item 2.03 regarding the Term Loan Agreement, as defined below, is incorporated by reference into this Item 1.01.

Item 1.02	Termination of a Material Definitive Agreement.

On October 31, 2025, Plains All American Pipeline, L.P. (“PAA” or the “Registrant”), through a wholly-owned subsidiary, acquired 100% of the equity interests in EPIC Crude Holdings, LP (“EPIC Crude Holdings”) and 100% of the membership interests in EPIC Crude Holdings GP, LLC, which own and operate the EPIC Crude Oil Pipeline. EPIC Crude Holdings is party to that certain Credit Agreement, dated as of October 15, 2024 (as amended, the “EPIC Credit Agreement”), by and among EPIC Crude Holdings, EPIC Crude Services, LP, as borrower, Goldman Sachs Bank USA, as administrative and collateral agent, and the lenders and letters of credit issuers party thereto from time to time. The EPIC Credit Agreement provides for a $1.2 billion term loan (the “EPIC Term Loan”) and a $125.0 million revolving credit facility (the “EPIC Revolver”). As of December 1, 2025, there were approximately $1.1 billion of borrowings outstanding under the EPIC Term Loan and no borrowings outstanding under the EPIC Revolver.

On December 1, 2025, PAA terminated the EPIC Credit Agreement and repaid all amounts outstanding thereunder.

Item 2.03	Creation of a Direct Financial Obligation.

On November 26, 2025, PAA entered into a term loan agreement (the “Term Loan Agreement”) by and among PAA, as borrower, PNC Bank, National Association, as administrative agent, and the other lenders party thereto (collectively, the “Lenders”).

The Term Loan Agreement provides for a $1.1 billion senior unsecured term loan (the “Term Loan”) to be funded on or prior to December 2, 2025. The Term Loan will mature on the two-year anniversary of the closing date. PAA may at any time prepay amounts outstanding under the Term Loan Agreement, in whole or in part, without premium or penalty. The closing of the previously announced sale by PAA of its Canadian natural gas liquids business to Keyera Corp. will trigger mandatory prepayment of all amounts outstanding under the Term Loan Agreement within seven (7) business days of the closing of such sale.

Borrowings under the Term Loan Agreement accrue interest based, at PAA’s election, on either Term SOFR or the Base Rate, in each case, plus an applicable rate. From the closing date to (but excluding) the first anniversary of the closing date, the applicable rate is 1.125% for Term SOFR Loans and 0.125% for Base Rate Loans; on and after the first anniversary, the applicable rate increases to 1.250% for Term SOFR Loans and 0.250% for Base Rate Loans.

The Term Loan Agreement contains representations and warranties and events of default that are customary for investment grade, senior unsecured commercial bank term loan facilities. Upon an event of default under the Term Loan Agreement, the Lenders thereunder may declare amounts outstanding to be immediately due and payable. In addition, the Term Loan Agreement contains customary covenants limiting PAA’s or certain of its subsidiaries’ ability to, among other things:

•	grant liens on their principal property or equity interests in subsidiaries of PAA;

•	incur indebtedness, including capital leases;

•	sell substantially all of their assets or enter into a merger or consolidation;

•	engage in transactions with affiliates; and

•	enter into certain burdensome agreements.

In addition, the Term Loan Agreement prohibits the declaration or making of distributions on, or purchases or redemptions of, PAA’s equity interests if any Default or Event of Default has occurred and is continuing or, immediately after giving effect thereto, would result therefrom.

The financial covenant in the Term Loan Agreement, tested on a quarterly basis, limits Consolidated Funded Indebtedness to adjusted Consolidated EBITDA to no greater than 5.00 to 1.00, which increases to 5.50 to 1.00 during an Acquisition Period.

The foregoing description of the Term Loan Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Term Loan Agreement. A copy of the Term Loan Agreement is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference. Any defined terms used in this Item 2.03 but not defined herein shall have the definitions given to them in the Term Loan Agreement.

Item 9.01	Financial Statements and Exhibits.

(d)  Exhibits

Exhibit Number	Description
10.1#	Term Loan Agreement, dated as of November 26, 2025, by and among Plains All American Pipeline, L.P., PNC Bank, National Association, as administrative agent, and the other lenders party thereto.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

#	Certain schedules and exhibits to this agreement have been omitted. A copy of any omitted schedule and/or exhibit will be furnished to the U.S. Securities and Exchange Commission on request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 3, 2025

PLAINS ALL AMERICAN PIPELINE, L.P.

By:	PAA GP LLC, its general partner
By:	Plains AAP, L.P., its sole member
By:	Plains All American GP LLC, its general partner

By:	/s/ Richard McGee
Name:	Richard McGee
Title:	Executive Vice President and General Counsel

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